Exhibit 3

Names and Addresses of the Underwriters

BBVA Securities Inc.

1345 Avenue of the Americas, 44th Floor

New York, New York 10105

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036